Exhibit 23.1

Consent of Independent Auditor

Community Healthcare Trust Incorporated
Franklin, Tennessee
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-229121, 333-222399, 333-218366, 333-214951 and 333-206286) of Community Healthcare Trust Incorporated of (a) our report dated November 5, 2019, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2018 of the Kindred Rehabilitation Hospital, and (b) our report dated November 5, 2019, relating to the Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2018 of the Smokey Point Behavioral Center, each of which appears in this Current Report on Form 8-K.
/s/ BDO USA, LLP

Nashville, Tennessee
November 5, 2019